EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of August 29, 1997, by and between RT INDUSTRIES, INC., d/b/a US Automotive Manufacturing, a Delaware corporation ("RTI") and QUALITY AUTOMOTIVE COMPANY, a Delaware corporation and wholly-owned subsidiary of RTI ("Quality") (collectively, the "Companies"), and MARTIN CHEVALIER an individual residing at 26 Piscataway Drive, Cold Cheer Farm Estates, Tappahannock, Virginia 22560 (the "Executive").

                                    RECITAL:

     WHEREAS, the Companies desire to employ the Executive and the Executive desires to serve the Companies, on the terms and conditions set forth herein and the Companies and the Executive deem this Agreement to be satisfactory to establish the terms of the employment relationship.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Term of Employment. The Companies hereby agree to employ the Executive as provided for in Section 2 below, and the Executive hereby agrees to accept such employment by the Companies, for a term commencing on August 29, 1997 (the "Effective Date") and ending on the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 below (the "Employment Period").

     2. Duties and Authority of Executive.

     (a) The Companies and the Executive agree that, during the Employment Period, the Executive shall serve as President and Chief Executive Officer of each of the Companies, reporting to the Board of Directors of RT (the "Board"). Quality and the Executive further agree that the Executive shall serve, without further compensation, as a director of Quality.

     (b) The Executive agrees that, during the Employment Period, he shall devote his full business time, energies and skill to his duties as described herein, and shall perform such duties and exercise his powers hereunder within the limitations imposed upon him, at all times, faithfully, and to the best of his ability and experience, and shall refrain from performing his duties or exercising his powers in any way that would be harmful to the best interests of the Companies.

     3. Compensation and Related Matters.

     (a) As full compensation for all services and duties to be rendered and performed by the Executive pursuant to this Agreement, the Companies agree:

          (i) to pay the Executive, during the Employment Period, an initial salary at the rate of $225,000.00 per annum (the "Annual Salary"), payable in equal biweekly or semi-monthly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations; and

          (ii) to pay to the Executive

               (1) an annual bonus equal to five percent (5%) of the first $1,000,000.00 in audited pre-tax consolidated profits of the Companies for each fiscal year during the Employment Period; and

               (2) an additional annual bonus equal to ten percent (10%) of the audited pre-tax consolidated profits of the Companies in excess of $1,000,000 for each fiscal year during the Employment Period; provided, however, that the annual bonus or additional annual bonus shall not exceed Five Hundred Thousand Dollars ($500,000) for any given year

(The amounts to be paid under this subsection (3)(a)(ii) shall be referred to collectively as the Executive's annual bonus (the "Bonus")). Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to a minimum Bonus of $100,000 for the 1997 fiscal year in the event that the consolidated gross sales for the Companies in such year exceed Seventeen Million Dollars ($17,000,000) and the Executive shall be entitled to a minimum Bonus of $50,000 for the 1998 fiscal year in the event that the consolidated gross sales for the Companies in such year also exceed Seventeen Million Dollars ($17,000,000).

     (b) The Companies shall reimburse the Executive promptly for all reasonable business expenses for travel and all reasonable business entertainment and other expenses actually incurred by him during the Employment Period in the performance of services of the Companies under this Agreement in accordance with the reimbursement policies as established from time to time by the Boards, upon presentation to the Companies of expense statements or vouchers or such other supporting information as the Companies may reasonably require.

     (c) During the Employment Period, the Executive shall be entitled to participate in all retirement, health, dental, disability, qualified stock option and other employee benefit plans maintained by the Companies for its salaried employees generally, to the extent he is eligible under the terms of such plans.

     (d) The Companies shall recognize, among other things, the Executive's past service with the Companies and its affiliates to the extent such past service was recognized for similar purposes for purposes of determining the Executive's benefits, including any retirement benefits, provided that this shall not be deemed to require the Companies to provide any benefits


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


not provided in this Agreement or to apply increases in compensation or benefits following the Effective Date to service credited in respect of periods prior to the Closing, and it shall not result in any duplication of benefits in respect of such service.

     4. Termination.

     (a) Death. This Agreement shall cease and terminate upon the death of the Executive, but the amount of any Annual Salary accrued and due and payable to the Executive hereunder on the date of his death shall be paid to his heirs or legal representatives. In addition, The Companies shall pay to the Executive's surviving spouse or if he has no surviving spouse to his heirs or legal representatives the Executive's Annual Salary, payable bi-weekly or semi-monthly and all health benefits and insurance for a period of three (3) months following death. In addition, a portion of the Executive's Bonus for such year, computed on a pro rata basis from the beginning of such bonus period to the date of the Executive's death, shall be paid to his heirs or legal representatives within sixty (60) days of the end of the then current fiscal year.

     (b) Disability. If the Executive becomes substantially unable to perform his duties hereunder as a result of illness or other disability which renders him unfit or incapable of performing his duties hereunder, and such disability or incapacity continues for ninety (90) consecutive days or a period of one hundred eighty (180) days in any twelve-month period, the Boards shall have the right to terminate this Agreement upon the giving to the Executive of not less than thirty (30) days prior written notice of the termination date, in which event this Agreement shall be deemed terminated on the date contained in such notice. Upon such termination, the Executive shall be paid the amount of any Annual Salary, benefits or other payments accrued and due and payable to him hereunder on the date of termination. In addition, a portion of the Executive's Bonus for such year, computed on a pro rata basis from the beginning of such bonus period to the termination date, shall be paid to the Executive within sixty (60) days of the end of the then current fiscal year.

     (c) Cause. The employment of the Executive and the obligations of the Companies under this Agreement may be terminated by the RT Board at any time for "cause" (as hereinafter defined). Termination for "cause" shall mean termination for any one or more of the following reasons: (A) misappropriation by the Executive of corporate funds, (B) conviction of the Executive of a felony, (C) willful failure by the Executive to devote his full business time to the Companies, (D) employment of the Executive by any person other than the Companies except as otherwise permitted herein, (E) willful or grossly negligent violation by the Executive of directions of the Board, (F) gross and willful misconduct by the Executive resulting in material damage (monetarily or otherwise) to the Companies, or (G) material breach of this Agreement.

     Notwithstanding anything herein, upon prior approval of the Board, the Executive may serve on a less than full time basis as a director, officer or agent of non-profit corporations, or as a director of for-profit corporations, not engaged in the Business (as hereinafter defined in Section 5), and such service shall not be deemed "cause". Such approval shall be deemed given if the Executive provides written notice of intent to serve in any such capacity to the Board and


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


does not receive written  directions not to serve from the Board within fourteen
(14) days of such notice of intent to serve.

     If the Companies at any time terminate this Agreement for "cause," the Executive shall be entitled to all compensation, including the Bonus amount which is accrued and due and payable to him, at the date of termination, and all incidental benefits from the Companies provided hereunder.

     Timely written notice of any actions, acts, omissions, failures or refusals to act, or events which may or will give rise to the termination of the Executive for cause shall be provided to the Executive. Thereafter, if the Companies elect to terminate this Agreement for "cause," it shall do so by giving written notice thereof to the Executive, which notice shall set forth the effective date of termination.

     (d) Resignation. The Executive may resign from employment by the Companies at any time upon at least sixty (60) days notice to the Companies. Such notice shall set forth an effective date for the resignation not less than sixty (60) days nor more than ninety (90) days after the date of such notice. In such event, as of the effective date of resignation, all salary, bonus payments and other compensation and/or benefits to the Executive shall terminate.

     (e) Except as otherwise provided herein, upon the expiration or other termination of this Agreement, all obligations of the Companies to the Executive under this Agreement shall forthwith terminate.

     5. Non-Compete.

     (a) The Executive agrees for a period (the "Restricted Period") commencing on the date hereof and terminating two (2) years after the date when the Companies cease to pay the Executive his Annual Salary (which in no event shall decrease below the dollar amount applicable at the time of such termination) and accrued Bonus amounts, the Executive shall not directly or indirectly, within the Commonwealth of Virginia and State of Florida or anywhere in the continental United States where the Companies conduct substantial business activities, (i) engage in the Business for the Executive's own account; (ii) enter the employ of, or render any services to, any person engaged in the Business (other than with the prior approval of the Board); (iii) without the consent of the Board, serve as an investor, employee, partner, shareholder, officer, director, principal, agent, trustee or consultant to any such person engaged in the Business; provided, however, the Executive may own, directly or indirectly, solely as an investment, any securities of RTI in any amount, and securities of any other person, traded on any national securities exchange if the Executive is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly beneficially own two percent (2%) or more of any class of securities of such person; or (iv) without the consent of the Board, solicit any of the Companies' existing customers or employee or others engaged by the Companies at the date of termination of the Executive's employment. For purposes of this provision, the "Business" shall mean the manufacture and sale at wholesale of brake linings,


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


pads, rotors and shoes, and ignition wires in which the Companies or its subsidiaries are engaged at the time of termination of this Agreement.

     (b) Notwithstanding the above non-compete provisions of paragraph 5(a), this Section 5 shall be null and void and without force and effect as to the Executive if (i) the Executive serves as an officer, director or stockholder of any company which acquires Quality or substantially all of Quality's assets pursuant to that certain stock pledge and security agreement, as of even date herewith, of which Quality is a party, or (ii) it is determined by an arbitrator in accordance with the arbitration provisions of Section 12 hereof that the Executive was wrongfully terminated.

     (c) Neither the Companies or the Executive shall, at any time during or after the term of this Agreement, directly or indirectly, disparage the commercial, business or financial reputation of the other party(ies).

     6. Confidentiality.

     (a) The Companies and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will be in possession of confidential information relating to the business practices of the Companies. The term "confidential information" shall mean any and all information (oral and written) relating to the Companies or any of their affiliates, or any of their respective activities, other than such information which can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain) merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section (a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Executive agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Companies acquired by the Executive, without the prior written consent of the Companies; provided, however, that the Executive understands that the Executive will be prohibited from misappropriating any trade secret (as defined for purposes of Virginia law) at any time during or after the termination of employment.

     (b) Upon the termination of the Executive's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the businesses of the Companies which are in the possession of the Executive, including all companies thereof, except to the extent necessary to protect or defend his legitimate personal interests under this Agreement or otherwise against the Companies (the "Retained Copies"), shall be immediately returned to the Companies or destroyed; provided, however, that the Executive covenants (i) to provide the Companies with a list, together with copies, of any and all Retained


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


Copies and (ii) not to use such Retained Copies for any purpose inconsistent with, or in breach of, the provisions of Section 5 (Non-Compete) of this Agreement.

     (c) (i) The Executive agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Companies shall belong to the Companies, provided that such Inventions grew out of the Executive's work with the Companies, are related in any manner to the Business or are conceived or made on the Companies' time or with the use of the Companies' facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Companies; (b) assign to the Companies, without additional compensation, all patent and other rights to such Inventions; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

          (ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of his employment by the Companies, it is to be presumed that the Invention was conceived or made during the period of the Executive's employment by the Companies; and

          (iii) The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Companies in writing prior to the date hereof.

     (d) The Companies shall be the sole owners of all products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties (all of which shall be deemed works made for hire) that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive's employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Companies, execute such assignments, certificates or other instruments as the Companies may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

     7. Equitable Remedies.

     (a) The parties hereto hereby acknowledge and agree that:

          (i) the Companies would be irreparably injured in the event of a breach by the Executive of any of his obligations under Sections 5 and 6;

          (ii) monetary damages would not be an adequate remedy for any such breach; and


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


          (iii) the Companies shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

     (b) The parties hereto hereby further acknowledge that, in addition to any other remedies the Companies may have under Sections 5 and 6 hereof, the Companies shall have the right and remedy to require the Executive to account for and pay over to the Companies all compensation, profits, monies, accruals, increments or other benefits (collectively, " Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5 and 6, and the Executive hereby agrees to account for any pay over such Benefits to the Companies.

     (c) Each of the rights and remedies enumerated in Sections 7(a) and 7(b) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies under law or in equity.

     (d) If any provision contained in Sections 5 and 6 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

     (e) If any provision contained in Sections 5 and 6 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced from any such restriction shall thereafter be enforceable as contemplated hereby.

     (f) It is the intent of the parties hereto that the covenants contained in Sections 5 and 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of the Companies). Accordingly, it is hereby agreed that if any of the provisions of Sections 5 and 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

     8. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, but any such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.


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


     9. Notices. All notices or other communications provided for hereunder shall be in writing and shall be delivered by hand or by courier, sent by telecopy (receipt confirmed) or mailed by first class mail, postage prepaid, certified mail, return receipt requested, and shall be deemed delivered as of the earlier of the time of actual receipt or one (1) business day after being sent by telecopy or three (3) days after mailing in the case of mailing. Such notices and other communications shall be sent to a party hereto at his address set forth below, or to such other address as a party may specify by similar notice to the other party hereto:

         If to RTI:                          RT INDUSTRIES, INC.
                                             d/b/a US Automotive Manufacturing
                                             Route 627, Airport Drive
                                             Post Office Box 1426
                                             Tappahannock, Virginia 22560
                                             Telecopier: _____________________

                                             and

                                             Frankfurt, Garbus, Klein & Selz
                                             Attn: Gary A. Schonwald, Esquire
                                             488 Madison Avenue
                                             New York, New York 10022
                                             Telecopier:

         If to Quality:                      QUALITY AUTOMOTIVE COMPANY
                                             Route 627, Airport Drive
                                             Post Office Box 1426
                                             Tappahannock, Virginia 22560
                                             Attn: President
                                             Telecopier: _____________________

                                             and

                                             Tenzer Greenblatt LLP
                                             Attn: Gary A. Schonwald, Esquire
                                             405 Lexington Avenue
                                             New York, New York 10174
                                             Telecopier: (212) 885-5001

         If to the Executive:                Martin Chevalier
                                             26 Piscataway Drive
                                             Cold Cheer Farm Estates
                                             Tappahannock, Virginia 22560
                                             Telecopier: _____________________


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     10. Assignment.  This Agreement and all of the Executive's  rights,  duties and obligations hereunder are personal in nature and shall not be assignable or delegatable by the Executive. Any purported assignment or delegation thereof shall not be valid or binding on the Companies and their respective assigns and successors, except that the Executive's rights to compensation up to the date of his death may be exercised by his executor, beneficiary, conservator or other similar person upon the death or incompetence of the Executive. This Agreement shall inure to the benefit of and shall be legally binding upon any successor or assignee of the Companies.

     11. Defense and Indemnity.

     (a) In addition to and not in limitation of any other rights to indemnification which may be provided to the Executive in the respective Articles of Incorporation, By-Laws or otherwise of each of the Companies, the Companies agree in the manner hereinafter set forth to indemnify and defend against any claims or proceedings brought or actions filed against the Executive by any party other than the Companies, arising out of his employment hereunder, or in any way connected with or arising out of his business or employment relationship with the Operating Companies. Notwithstanding the foregoing, the Companies shall not be required to indemnify the Executive against, and the Executive shall be required to repay to the Companies, payments made for all expenses including reasonable attorney fees and costs if it is determined by a court of competent jurisdiction or the arbitrator as provided in Section 12 hereof that the underlying claim or matter to which such indemnification relates:

          (i) is a claim or matter to which the Executive is not entitled to indemnification under the law; or

          (ii) is a result of the gross negligence or willful misconduct of the Executive.

     In the event that it shall be determined that either of the Companies is to be repaid pursuant hereto, then the Executive shall also pay or reimburse the Companies for their reasonable attorneys' fees and share of court and/or arbitration costs incurred in connection with any such court proceeding or arbitration.

     (b) The obligations and liabilities of the Companies hereunder with respect to claims resulting from the assertion of liability of the Executive shall be subject to the following terms and conditions:

          (i) The giving of prompt notice by the Executive to the Companies of any claim which might give rise to a claim by the Executive based on the agreements contained in this Section, stating the nature and basis of said claims and the amounts thereof, to the extent known;

          (ii) In the event any such action, suit or proceeding is brought against the Executive with respect to which the Companies may have liability under this Agreement, the


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


     action, suit or proceeding shall be defended (including all proceedings on appeal or for review) by the Companies and their legal counsel. The Executive shall have the right to appoint counsel of its selection and the Companies shall pay the reasonable fees and expenses actually billed to the Executive within thirty (30) days of presentment of the invoice from counsel for the Executive.

     (c) Neither the Companies nor the Executive shall make any settlement of any claims without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

     (d) Except as herein expressly provided, the remedies provided in this Section shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

     12. Arbitration. In the event of a dispute between the Companies and the Executive over the terms of this Agreement which is not settled by the parties, then the Companies and the Executive agree to settle any and all such disputed issues by arbitration in accordance with the then-existing commercial rules of the American Arbitration Association ("AAA") in Virginia. The Companies and the Executive shall jointly appoint one person to act as the arbitrator. In the event the Companies and the Executive cannot agree to an arbitrator within thirty (30) days, the arbitrator shall be chosen by the appropriate mechanism, as set forth in the official AAA rules, to appoint a single arbitrator in the event of a deadlock among the parties to the arbitration. The decision of the arbitrator shall be binding upon the parties. The costs of the arbitration, including the fees and expenses of the arbitrator, shall be borne fifty percent by the Companies, on the one hand, and fifty percent by the Executive, on the other, but each party shall pay its own attorneys' fees; provided, however, that if the arbitrator shall rule for the Executive, the Companies shall pay or reimburse the Executive's reasonable attorneys' fees and the Executive's share of the arbitration costs incurred in connection with such arbitration.

     13. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes any and all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement can be modified only by written instrument properly executed by the Executive and the Companies.

     14. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

     15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     16. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provisions shall be


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


replaced by mutually acceptable valid, legal and enforceable provisions which come closest to the intent of the parties.

     17. Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer on any person not a party hereto any rights or remedies by reason of this Agreement except for such rights and remedies which are conferred upon (i) the heirs and legal representatives of the Executive pursuant to
Section 4(a) hereof and (ii) the spouse of the Executive pursuant to Section 4(a) hereof.

     18. Warranty. Executive hereby warrants and represents as follows:

     (a) That the execution of this Agreement and the discharge of Executive's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Executive and any other party or parties.

     (b) Executive has ideas, information and know-how relating to the business conducted by the Companies and Executive's disclosure of such ideas, information and know-how to the Companies will not conflict with or violate the rights of any third party or parties.

     19. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                      RT INDUSTRIES, INC.
                                      a Delaware Corporation


                                      By:_______________________________________
                                                                     , President

                                      QUALITY AUTOMOTIVE COMPANY
                                      a Delaware Corporation


                                      By:_______________________________________
                                                                    , President


                                       _________________________________________
                                       MARTIN CHEVALIER


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